SECURITIES AND EXCHANGE COMMISSION
                              Washington, D.C. 20549

                                    FORM 12b-25

                            NOTIFICATION OF LATE FILING

                                                  Commission File Number: 1-7633
                                                       CUSIP Number: 428399-10-9

(Check One):  [ ]Form 10-K  [ ]Form 20-F  [ ]Form 11-K
              [X]Form 10-Q  [ ]Form N-SAR
            For Period Ended:  for the quarterly period ended February 23, 1996
                               ------------------------------------------------
            [  ] Transition Report on Form 10-K
            [  ] Transition Report on Form 20-F
            [  ] Transition Report on Form 11-K
            [  ] Transition Report on Form 10-Q
            [  ] Transition Report on Form N-SAR
            For the Transition Period Ended:  __________________________________


Read attached instruction sheet before preparing form. Please print or type. Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates: ____


PART I - REGISTRANT INFORMATION

Hi-Shear Industries Inc.
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Full Name of Registrant


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Former Name if Applicable


3333 New Hyde Park Road
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Address of Principal Executive Office (Street and Number)


North Hills, NY  11042
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City, State and Zip Code


PART II - RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.)

        [X] (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

        [X] (b) The subject annual report, semi-annual report, transition report on Form 10-K, 20-F, 11-K or Form N-SAR, or portion thereof, will be filed on or before the 15th calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or


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                    portion thereof will be filed on or before the fifth
                    calendar day following the prescribed due date; and

          [ ] (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART III - NARRATIVE

State below in reasonable detail the reasons why the Form
10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report or portion thereof could not be filed within the prescribed time period.

     The Company is unable to file its report on Form 10-Q for the quarter ended February 23, 1996 within the prescribed time period due to a delay in finalizing the financial statements of certain of its subsidiaries which were sold to GFI Industries S.A. on February 26, 1996.


PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification:

            Victor J. Galgano                  (516)          627-8600
     --------------------------------       -----------   -----------------
                (Name)                      (Area Code)   (Telephone Number)

(2)  Have all other periodic reports required under Section
     13 or 15(d) of the Securities Exchange Act of 1934 or
     Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such reports been filed? If the answer is no, identify report(s).
                                                   [X]Yes [ ] No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                                   [ ]Yes  [X]No

     If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

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                  Hi-Shear Industries Inc.
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        (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.



Date:   4/08/96          By  /s/ Victor J. Galgano
       -------------        -----------------------
                            Name:  Victor J. Galgano
                            Title: Vice President & Chief Financial Officer

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